EXHIBIT 10.21

State of Missouri

  SERVICES AGREEMENT

This Services Agreement (this "Agreement") is entered into as of the 31st day of July 2024, between Jeremy P. Concannon, located at [*] ("Service Provider") and Verde Renewables Inc, located at 8112 Maryland Ave, Suite 400, St. Louis, MO 63105 ("Client"). The Service Provider and The Client may be referred to in this Agreement individually as a "Party" and collectively as the "Parties."

1. Services. The Service Provider agrees to assume the role of Chief Growth Officer for Verde Renewables Inc and all its sister companies under the parent company, Verde Resources Inc. The Chief Growth Officer (CGO) is responsible for overseeing and driving the company's growth strategies and initiatives. This includes identifying and pursuing new business opportunities, optimizing revenue streams, and ensuring the company's sustained growth and profitability.

The Client agrees to assign the following responsibilities for the specific tasks outlined below:

Description of Role

•	Develop and execute comprehensive growth strategies that align with the company's overall goals and objectives.

•	Identify and evaluate new market opportunities, partnerships, and acquisitions to expand the company's reach and revenue.

•	Lead the development and implementation of innovative growth initiatives across all subsidiaries.

•	Collaborate with the executive team to define and track key performance indicators (KPis) for growth.

•	Oversee the marketing, sales, and business development teams to ensure alignment and effective execution of growth plans.

•	Analyze market trends, competitive landscape, and customer feedback to inform strategic decisions.

•	Foster a culture of continuous improvement, excellence and innovation within the organization.

•	Manage the budget and allocate resources effectively to maximize growth potential.

•	Ensure compliance with all relevant regulations and standards.

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2. Term and Termination. This Agreement shall commence on the 1st day of August 2024 and end on Sept 30th 2027. If the parties hereto desire to extend the relationship, the parties will renew this Agreement or enter into a new Agreement. If either party wants to cancel the Agreement, there is a Sixty (60) day advanced notice for Termination. If Service Provider decides to cancel the Agreement, he will return all compensation that hasn't been earned. The company reserves the right to terminate this agreement on any of the following grounds:

•	Breach of major terms and conditions of agreement
•	Serious misconduct or engaging in activities which have serious adverse implications on the image and reputation of the employer.
•	Committing any criminal offense during the course of work or conviction of any criminal offense which is punishable by imprisonment.

3. Payment. Payment for the services rendered by the Service Provider will be by Verde Resources Inc. (VRDR) Shares, according to the following schedule:

1,350,000 VRDR Shares to be issued to Jeremy P. Concannon on or before Aug 3pc 2024

1,350,000 VRDR Shares to be issued to Jeremy P. Concannon on or before Aug 31st 2025

1,350,000 VRDR Shares to be issued to Jeremy P. Concannon on or before Aug 31st 2026

Unless otherwise stated, Service Provider shall be responsible for all taxes in connection with this Agreement.

4. Limitation of Liability. Service Provider will not be liable for any indirect, special, consequential, or punitive damages (including lost profits) arising out of or relating to this Agreement or the transactions it contemplates (whether for breach of contract, tort, negligence, or other form of action) and irrespective of whether Service Provider has been advised of the possibility of any such damage. In no event will Service Provider's liability exceed the price paid by Client for the Services giving rise to the claim or cause of action.

5. Non-Compete and Conflict of Interest. During the term of this Agreement, you are prohibited from engaging in any commercial interests or businesses that may constitute a conflict of interest or be detrimental to the client's interests.

6. Working hours. You are entitled to flexible working hours subject to completion of all executive tasks and assignments as required.

7. Amendments. No amendment to the terms stated in this Agreement will be effective unless it is in writing and signed by both Parties.

8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Missouri, including its labor laws, but excluding its conflicts of law provisions.

9. Disputes. Any dispute arising from this Agreement sha11 be resolved through mediation.

10. Travel Expenses. The Company will reimburse the Service Provider for all reasonable travel expenses incurred in the course of performing duties related to work, subject to prior written approval by the Client. Such expenses may include, but are not limited to, transportation, lodging, and meals. To be eligible for reimbursement, the Employee must submit detailed receipts and a completed expense report in accordance with the Company's expense reimbursement policy.

11. Special Clause. In the event that Verde Resources Inc, the parent company of the Client, successfully lists on NASDAQ during the term of this agreement, the Service Provider's remuneration package will be restructured to align with industry standards, subject to board approval. This adjustment formally acknowledges the Service Provider's substantial contribution to the successful NASDAQ listing.

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IN WITNESS WHEREOF, the Parties have executed this agreement as of the date first written above.

Date: July 31, 2024	Verde Renewables Inc.
	By:	/s/ Eric Bava
	Name:	Eric Bava
	Title:	Director

	By:	/s/ Jeremy Concannon
	Name:	Jeremy Concannon
	Title:	COO

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